Exhibit 99.1

Perceptron Enters into New Loan Agreement and Expands On-Demand Line of Credit

PLYMOUTH, Mich., Dec. 06, 2017 (GLOBE NEWSWIRE) -- Perceptron, Inc. (NASDAQ:PRCP), a leading global provider of 3D automated metrology solutions and coordinate measuring machines, today announced it has entered into a new loan agreement for an $8 million on-demand line of credit with Chemical Bank. The new credit line provides increased borrowing capacity, which will allow for greater strategic and operational flexibility. This agreement replaces the Company’s previous $6 million line of credit with Comerica Bank.

“We are very excited about this new agreement and the added resources it provides us to pursue our long-term strategic growth objectives,” said Dave Watza, President and CEO. “The increased capacity is a testament to the financial transformation Perceptron has made and positions us well for additional growth and expansion of our addressable market. We continue to focus on prudent management of working capital, and thank our lending partners for their support.”

The new loan agreement is an on-demand line of credit, secured by substantially all of the Company’s assets in the United States.

About Perceptron
Perceptron (NASDAQ:PRCP) develops, produces and sells a comprehensive range of automated industrial metrology products and solutions to manufacturing organizations for dimensional gauging, dimensional inspection and 3D scanning. Products include 3D machine vision solutions, robot guidance, coordinate measuring machines, laser scanning and advanced analysis software. Global automotive, aerospace and other manufacturing companies rely on Perceptron's metrology solutions to assist in managing their complex manufacturing processes to improve quality, shorten product launch times and reduce costs. Headquartered in Plymouth, Michigan, USA, Perceptron has subsidiary operations in Brazil, China, Czech Republic, France, Germany, India, Italy, Japan, Singapore, Slovakia, Spain and the United Kingdom.  For more information, please visit www.perceptron.com.

Safe Harbor Statement
Certain statements in this press release may be "forward-looking statements" within the meaning of the Securities Exchange Act of 1934, including the Company's expectation relating to the ability to successfully develop and introduce new products and expand into new customers and markets. When we use words such as “target,” "will," "should," “could,” "believes," "expects," "anticipates," "estimates," "prospects," “outlook,” “guidance” or similar expressions, we are making forward-looking statements. We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all of our forward-looking statements. While we believe that our forward- looking statements are reasonable, you should not place undue reliance on any such forward-looking statements, which speak only as of the date made. Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different. Factors that might cause such a difference include, without limitation, the risks and uncertainties discussed from time to time in our periodic reports filed with the Securities and Exchange Commission, including those listed in “Item 1A – Risk Factors” of our Annual Report on Form 10-K for fiscal 2017.  Except as required by applicable law, we do not undertake, and expressly disclaim, any obligation to publicly update or alter our statements whether as a result of new information, events or circumstances occurring after the date of this report or otherwise.

Company Contact:
Investor Relations
Perceptron, Inc.
(734) 414-6100